Exhibit 10.1

Confidential treatment has been requested for portions of this Exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are marked by brackets with asterisks, such as [***].  A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT (“Agreement”), entered into as of October 22, 2010 (the “Effective Date”) by and between PPD Development, LP, a Texas limited partnership, with its principal executive offices located at 929 North Front Street, Wilmington, North Carolina 28401 (“PPD”) and VirtualScopics, Inc., with an address of 500 Linden Oaks, Second Floor, Rochester, New York 14625 (“VS”).

WHEREAS, PPD is a clinical research organization engaged in the business of managing clinical research programs and providing services regarding the development of pharmaceuticals, chemicals, biotechnology and other products through clinical testing;

WHEREAS, VS is in the business of providing imaging services to the medical, pharmaceutical and related industries;

WHEREAS, PPD and VS desire to enter into a mutually beneficial relationship with a mission to deliver a comprehensive set of clinical and medical imaging services that will enable biopharmaceutical companies to make faster, more confident decisions on the development of their compounds, creating time and cost efficiencies; and

WHEREAS, the parties desire to develop, market, sell, and deliver those joint service offerings pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Term.  The term of this Agreement shall begin on the Effective Date and shall continue for a period of two (2) years (“Initial Term”) unless terminated earlier in accordance with Section 11 of this Agreement.  Upon expiration of the Initial Term, unless written notice to the contrary is provided by one party to the other party at least 30 days prior to the expiration of the then-current term, this Agreement shall be renewed for additional, successive periods of one (1) year each (each a “Renewal” and together with the Initial Term, collectively, the “Term”).  In connection with any Renewal, the parties shall mutually agree upon and set forth in a written amendment signed by the parties (i) any changes to the Services constituting Preferred Services and (ii) any changes to the [***], VS Preferred Pricing, percentage Discount (defined in Section 4 below) or Bookings thresholds for all such Preferred Services.  Upon any expiration or termination of this Agreement, all active Work Orders issued prior to such expiration or termination shall remain subject to the terms and conditions contained herein so long as such Work Order remains active.

2.            Services.  PPD or any of its subsidiaries or affiliates may engage VS to perform imaging services (the “Services”) for a specific sponsor’s clinical research study (“Sponsor”) or for a particular project.  The Services may be amended, supplemented, or replaced from time to time upon mutual agreement of VS and PPD.

[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

3.            Services Commitment.  “Preferred Services” shall be defined as those imaging services included within the service offerings of VS at the time of final execution of this Agreement which are specifically provided by VS in the therapeutic areas of hematology and oncology (“Designated Therapeutic Areas”) to the extent such imaging services are subject to the commitments of VS set forth in this Section 3 (the “Commitments”).  “PPD Services” shall be defined as clinical research organization services regarding the management of clinical trials for the development of pharmaceuticals, chemicals, biotechnology and other products through clinical testing.  Preferred Services and PPD Services shall be subject to all of the rights and obligations otherwise set forth in this Agreement.  Nothing contained herein shall be construed to limit the provision of non-Preferred Services hereunder, however, such non-Preferred Services shall not be subject to the Commitments set forth in this Section 3.

a.           Joint Commitments

(i)
The parties acknowledge and agree that it is their intent and commitment to expand the Joint Solution (as defined below) to therapeutic areas beyond the Designated Therapeutic Areas.  Upon mutual agreement regarding such expansion, it is the parties’ further intent to make such additional Joint Solution services subject to substantially the same commitments as those set forth herein.

(ii)
The parties acknowledge and agree that each party has in place, or will develop, processes and procedures applicable to their performance hereunder as specified on Exhibit A (“Integration Services”).  The Integration Services shall be reviewed and assessed by the parties from time to time and may be amended or updated from time to time.  Exhibit A shall be used as a guide for developing integrated service offerings to meet the needs of each party’s clients, as applicable (in each instance, a “Joint Solution” or collectively, the “Joint Solution”).

(iii)
Where either party determines that an opportunity exists and is appropriate for the offering of the Joint Solution to that party’s customer or client, it is the parties’ mutual intent and commitment to collaborate, as needed, to propose the Joint Solution to that customer or client.  Each party agrees to make a good faith effort to promote a Joint Solution for a Sponsor seeking services that could reasonably be addressed by the Joint Solution.  In connection with PPD’s response to a request for proposal (an “RFP”) in which a Joint Solution is proposed, PPD shall be responsible for the preparation and submission of such RFP response; provided, however, that PPD shall provide VS an opportunity to review and provide approval on the Joint Solution framework, including, the scope of the Preferred Services and the pricing thereof.  VS shall provide such review within two (2) business days following receipt by VS of such RFP response from PPD.  Where reasonably appropriate for the proper defense of an RFP, PPD will use its reasonable efforts to provide VS an opportunity to participate in a call or bid defense meeting to the extent related to the Joint Solution.  In the event PPD is awarded a clinical research study and such award includes selection by Sponsor of the Joint Solution, the parties shall mutually agree upon an applicable Work Order in accordance with Section 4 below.

A.
However, nothing contained herein shall be construed to impose upon PPD an obligation to offer the Joint Solution or to use VS for Preferred Services where:  (1) Sponsor is not in agreement, (2) VS’s pricing is not competitive, or (3) there have been advances in technology not offered by VS.

B.
Further, nothing contained herein shall enable either party to utilize the Joint Solution where the client has rejected the involvement of either party.  For the avoidance of doubt, the Joint Solution shall only be utilized where both parties’ services in furtherance of the Joint Solution have been retained by the client.  Nonetheless, a client’s selection or rejection of either party for services outside the Joint Solution shall in no way impact or impede a party from performing such services, regardless of the other party’s selection or rejection by the client.

C.
In the event either party discovers, directly or indirectly, technology not currently in use by the other party but which could improve the Preferred Services, PPD Services or the Joint Solution, the discovering party may elect to share such technology with the other party with the intent of integration by the other party.  However, to the extent such other party elects not to integrate or otherwise use such technology, the discovering party shall not be prohibited from using that technology without the other party’s involvement.

(iv)
During the Term, VS acknowledges and agrees that, to the extent it is aware of an opportunity for clinical research services, it will refer such opportunity to PPD as soon as possible.  VS shall not refer that opportunity to any other third party provider unless PPD declines to bid on such opportunity or does not offer the service in question.  During the Term, PPD acknowledges and agrees that, to the extent it is aware of an opportunity for imaging services outside of the Joint Solution, it will refer such opportunity to VS as soon as possible.  Unless otherwise required by a particular Sponsor, PPD shall not refer that opportunity to any other third party provider unless VS declines to bid on such opportunity or does not offer the service in question.

(v)
During the Term of this Agreement, except as otherwise permitted by this Section 3(a)(v), VS agrees that it shall not enter into the same or substantially similar Commitments with any other company or entity which performs clinical research services the same or similar to those provided by PPD or any PPD affiliate (collectively, “PPD Competitor”), nor shall VS provide preferred pricing to a PPD Competitor which is better than that provided by VS hereunder to PPD.  Further, during the Term of this Agreement, PPD agrees that it shall not enter into commitments which are the same or substantially similar to the PPD commitments set forth in Section 3 with any other imaging vendor for the performance of Preferred Services.  In the event that, during the Term of this Agreement, VS desires to enter into the same or substantially similar Commitments with a PPD Competitor for imaging services outside of the Designated Therapeutic Areas (defined herein or in any amendment hereto), VS shall first notify PPD regarding the same and PPD shall have a right, for a period of 45 days following receipt of such notice (the “Election Period”), to elect to include such imaging services as “Preferred Services” hereunder (the “Right of First Refusal”).  In the event PPD either (i) fails to respond within the Election Period or (ii) declines to include such imaging services as “Preferred Services” prior to termination of the Election Period, then in either such event, VS shall be permitted to pursue such relationship without being considered in violation of the Commitments or this Agreement.  Additionally, in the event that PPD enters into a relationship with a VS competitor which provides for commitments which are the same or substantially similar to the Commitments in a therapeutic area outside the Designated Therapeutic Areas (defined herein or in any amendment hereto), VS shall have the right, without violating the Commitments or this Agreement (including the Right of First Refusal), to enter into a relationship with a PPD Competitor which provides for commitments which are the same or substantially similar to the Commitments outside the Designated Therapeutic Areas (defined herein or in any amendment hereto).

(vi)
The parties shall form a Steering Committee comprised of high level personnel from each party which shall meet quarterly during the Term of this Agreement to oversee the implementation of this preferred relationship and the obligations set forth herein.

The Steering Committee shall be comprised of an equal number of representatives from each party.  PPD’s Steering Committee representatives shall be comprised of:  Director, Finance; Therapeutic Head; Relationship Manager; Executive Director, Business Development; Executive Director, Information Technology; Medical Director, Global Drug Development.  VS’s Steering Committee representatives shall be comprised of:  Chief Financial Officer; Chief Executive Officer/President; Director of Operations and Director of Project Management.  Each party shall provide prior written notice to the other party of any desired change in Steering Committee representatives.  Each party’s Steering Committee representatives shall hold a position of sufficient level within its respective company to be able to obtain timely resolution of disputes submitted to the Steering Committee.

In the event a Sponsor shall raise concerns or issues with respect to any Preferred Services performed by VS in conjunction with

Sponsor’s selection of the Joint Solution, which Preferred Services are agreed upon by the parties in an executed Work Order, VS and PPD shall mutually evaluate such concerns or issues prior to any communication with Sponsor and shall mutually agree upon an appropriate response to Sponsor related to such concerns or issues.  The resolution of any such matters shall be submitted first to the parties’ respective Project Manager for the study, and in the event such persons are unable to agree upon resolution, then to each parties’ Relationship Manager/Senior Director and finally to the Therapeutic Head or equivalent position.  The foregoing paragraph shall not be deemed to restrict a PPD project manager from ordinary course discussions with a Sponsor in order to collect information related to the nature of any such concerns or issues raised by Sponsor.

b.           VS Commitment. VS agrees to continue to make investments in and improvements to those processes, technologies, techniques, software, hardware and methods which are integral or beneficial to the Services provided by VS, specifically but without limitation, to the Preferred Services.

c.           PPD Commitment.  Where PPD is in a position to make a recommendation to Sponsor with regard to imaging services, and VS is able to provide such imaging services in accordance with Sponsor’s specifications, PPD agrees to recommend VS to Sponsor.  PPD also agrees to maintain, when present, VS’s name and logo on all VS generated deliverables to the Sponsor.

4.            Compensation.

a.           Each time VS is requested to perform Services, PPD shall provide VS with a work order or other similar written document mutually agreed upon by VS and PPD which shall set forth the specific services being requested, the compensation therefore and such other terms, conditions and specifications as VS and PPD may mutually agree (referred to herein as a “Work Order”).  The parties acknowledge that no services shall be conducted by VS and no compensation shall be due and payable to VS without a Work Order.  In the event PPD receives a change order from a Sponsor which includes changes to VS’s Services as set forth in an executed Work Order or may otherwise impact the provision by VS of Services to PPD hereunder, PPD shall promptly notify VS.  Thereafter, the parties shall negotiate, in good faith, for an amendment to the applicable Work Order, as appropriate, as a result of such Sponsor change order.

b.           VS shall be compensated for the Services in accordance with the Work Order.  All pricing and rates used to establish the budget for Services set forth in each Work Order shall be in accordance with the pricing structures agreed upon by the parties herein and set forth in Exhibit B attached hereto and incorporated herein by reference.  PPD acknowledges that VS customarily receives an advance payment in connection with the provision of imaging services to its clients.  PPD agrees that, where appropriate and permitted by the Sponsor, PPD will provide for an advance payment mutually determined by PPD and VS (and acceptable to Sponsor) in connection with the provision of Preferred Services to such Sponsor.

c.           Exhibit B sets forth the pricing and rates for Preferred Services [***].  The prices and rates set forth in Exhibit B and the Discount and Booking thresholds set forth in Exhibit C shall remain in effect, without adjustment, during the Initial Term of this Agreement and may thereafter be updated to reflect changes in connection with any Renewal of this Agreement, as specified in Section 1 herein.

[*** 2.5 paragraphs omitted]

Upon the termination of this Agreement for any reason, VS shall no longer have any obligation to provide PPD with any Discount with respect to Preferred Services nor shall VS be required to offer VS Preferred Pricing [***].  The parties acknowledge and agree that the VS Preferred Pricing [***] shall apply to, and remain in effect for, all active Work Orders issued hereunder, regardless of the expiration or termination of this Agreement, as well as for any timeline extensions to an active Work Order, provided that in the case of a timeline extension, the parties may mutually agree to apply an inflation rate for the extension period.  In the event a Work Order shall be amended in any respect (including with respect to the scope of the Preferred Services, the timing for the delivery thereof, or otherwise), the VS Preferred Pricing [***] applicable to any Preferred Services included in such amendment and the Discount shall be the VS Preferred Pricing [***] and the Discount in effect on the date of the original Work Order.  The parties further acknowledge and agree that VS Preferred Pricing [***] shall be applicable to any agreed upon expansion of the Preferred Services.  With respect to any Services provided to PPD hereunder, PPD shall charge each Sponsor the actual invoiced amounts charged by VS to PPD for such Services without any mark-up or administrative or other fee, unless VS has agreed otherwise in writing in the applicable Work Order.

d.           Additionally, PPD shall reimburse VS for all reasonable expenses incurred in the course of performing the Services which are set forth in the Work Order.  VS shall maintain a complete accounting of all expenses incurred and shall include such accounting with VS’s invoice submitted to PPD.  Expenses incurred must be invoiced separately and must include an expense report along with original receipts for such expenses.

e.           VS shall submit monthly invoices to PPD detailing its activities and fees in accordance with Section 5 of this Agreement.  Notwithstanding the foregoing, invoices must be submitted to PPD within thirty (30) days of performing the Service or incurring the expense.  PPD shall have no obligation to issue payment to VS for Services performed or expenses incurred which were not invoiced to PPD in accordance with this Agreement.

f.           VS acknowledges and agrees that where VS’s Services relate to a specific Sponsor’s clinical research study, all payments under a Work Order are pass through payments from Sponsor and PPD shall not have any payment obligations until such payments are received from Sponsor.  PPD shall use all reasonable diligence to obtain timely payment from Sponsor in order to make payment to VS within 45 days following the date of invoice receipt.  In furtherance thereof, PPD shall ensure that Sponsor is invoiced no later than ten (10) days following PPD’s receipt of VS’s invoice, assuming such invoice was provided to PPD by VS in accordance herewith and provided that Sponsor’s invoice requirements do not preclude the same.  PPD shall ensure that VS is aware of any such Sponsor restrictions as soon as possible.  Further, PPD shall ensure that payment is made to VS either by wire transfer or PPD check in accordance with PPD’s applicable payment processes no later than ten (10) days following PPD’s receipt of applicable funds from Sponsor; provided, however, that in the event such payment occurs more than 45 days following the date of PPD’s receipt of VS’ invoice, such payment shall be made by wire transfer.  Notwithstanding the foregoing, where a Sponsor fails to issue payment to PPD, affecting PPD’s ability to pay VS, the parties shall communicate with the other to jointly pursue communication with the Sponsor to address the non-payment.

[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

g.           Where PPD and Sponsor have agreed upon and captured in a fully executed contract any bonus/penalty or other similar, milestone based incentive provisions, and PPD’s ability to meet the terms of such provisions will be impacted by VS’s Services, PPD and VS may mutually agree, case by case, to flow through to the applicable Work Order all or agreed upon portions of such bonuses, penalties or incentives.

5.            Invoices and Billing Account Number.  PPD shall assign a billing account number (“Purchase Order Number”) to VS for the Services in each Work Order.  All VS invoices must reference the Purchase Order Number, Service fees, any PPD pre-approved expenses incurred by VS, the remittance address, and the total amount of compensation owed to VS. These invoices must be sent to the following address:  PPD, 929 North Front Street, Wilmington, NC 28401, Attention: Accounts Payable.

6.            Independent Contractor.  VS shall perform all Services under this Agreement as an independent contractor and not as an employee, partner or agent of PPD.  As such, VS shall be solely responsible for the payment of all taxes, payroll deductions and similar items associated with compensation for its services under this Agreement as may be required by applicable law.  VS acknowledges that as an independent contractor it will not be entitled to insurance or other benefits made available to employees of PPD.

7.            Additional Personnel.  VS shall have the authority to utilize a third party vendor as may be required to perform the Services (“Subcontractors”); provided, however, that:

a.           Subcontractors must be approved in advance by PPD, such approval not to be unreasonably withheld, conditioned or delayed.

b.           VS shall be responsible for all taxes, payroll deductions and similar items which may result from the retention of such Subcontractors to assist in the performance of VS’s obligations under this Agreement.

c.           Compensation for the services of said Subcontractor shall be paid to VS by PPD on a pass-through basis and at no profit to VS.

d.           Any such Subcontractor and its employees or other personnel shall be bound by the terms and conditions of this Agreement with respect to representations and warranties, privacy, confidential information, intellectual property, indemnification, debarment, record keeping and audit (see Sections 8, 9, 10, 12, 14 and 15), which provisions shall be incorporated into a written agreement between VS and such Subcontractor.

e.           Notwithstanding the foregoing, VS shall remain responsible for the actions of all of the Subcontractors retained by VS.

8.            Representation and Warranties.  VS represents and warrants that it shall utilize independent discretion and judgment in discharging its responsibilities in a timely, professional and workmanlike manner in accordance with internationally accepted standards, and shall, at all times:  (i) use individuals of suitable training and skill to perform its duties and responsibilities under this Agreement, if applicable; (ii) be in possession of all the necessary facilities, resources and personnel required to perform its duties and responsibilities under this Agreement; and (iii) comply with all applicable laws, rules, regulations and guidelines.

Further, VS represents and warrants that it has all of the necessary licenses, permits and/or registrations to perform the Services in accordance with the terms and conditions of this Agreement and that during the Term of this Agreement, all such licenses, permits and/or registrations are and shall remain current and in good standing.

[*** 1 paragraph omitted]

9.            Confidential Information.  It is understood and agreed that any and all information which may be made available to, learned by or generated by either party during the Term of this Agreement, including without limitation, information relating to the other party’s businesses, its affiliates or the Sponsor, Sponsor’s protocol, and this Agreement (collectively, “Confidential Information”), is to be treated as strictly confidential (the party disclosing such Confidential Information, the “Disclosing Party” and the party receiving such Confidential Information, the “Receiving Party”, with the understanding that either term may include, as applicable, an affiliate of either party).  Confidential Information shall be used solely in connection with performance hereunder or as otherwise may be necessary for a party to fulfill its obligations to a customer or client and shall not to be published or disclosed to any third parties other than the Receiving Party’s employees on a strict need-to-know basis and provided that such employee is under a similar written and enforceable obligation to keep such information strictly confidential.  Further, nothing contained herein shall prevent PPD from disclosing VS Confidential Information to PPD’s customers and clients solely to the extent directly related to the provision of Services to such customer or client.  The nondisclosure obligations set forth in this Section 9 shall not apply to any portion of Confidential Information (i) which is, or subsequently may, become within the knowledge of the general public other than as a result of a breach of this Agreement by the Receiving Party; (ii) which is known to the Receiving Party on a non-confidential basis at the time of receipt thereof from the Disclosing Party; (iii) which may subsequently be rightfully obtained from a third party not bound by an obligation of confidentiality to the Disclosing Party, or (iv) which is required by any law, rule, regulation, order, decision, decree, subpoena or other judicial, administrative or legal process to be disclosed, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

Receiving Party shall take reasonable care of all Confidential Information entrusted to it by or on behalf of the Disclosing Party or Sponsor, and shall return such materials to the Disclosing Party or Sponsor (as the case may be) immediately upon expiration or termination of this Agreement.

Both parties agree to handle all information containing personal data in accordance with all applicable privacy laws, rules, and regulations.

[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

10.          Intellectual Property.  Nothing contained herein, nor the delivery of any information to either party hereunder, shall be deemed to grant the other party a right or license under any patent or patent application or to any know-how, technology, invention or other intellectual property of the other party or of the Sponsor.

All inventions, patents, know-how, trademarks, copyrights, information, data, software, methodologies, writings and other property in any form whatsoever, which are provided to either party and which were owned or controlled by the providing party (“Originator”) shall remain the sole property of the Originator.

The parties’ ownership rights in any inventions, patents, trademarks, copyrights, software, methodologies, writings and other property in any form whatsoever that results out of the development of a Joint Solution shall be addressed by the parties by separate written agreement which may include, an applicable Work Order and/or an amendment to this Agreement (“Intellectual Property Amendment”) ..

Unless otherwise addressed in an Intellectual Property Amendment, VS hereby assigns to PPD (or Sponsor as the case may be) all rights that VS may have in any invention, technology, know-how or other intellectual property which is developed with use of Confidential Information provided to VS by PPD.  Additionally, VS shall assist PPD (or Sponsor), at PPD’s (or Sponsor’s) sole cost and expense, in obtaining or extending protection therefor.

Unless otherwise addressed in an Intellectual Property Amendment, PPD hereby assigns to VS all rights that PPD may have in any invention, technology, know-how or other intellectual property which is developed with use of Confidential Information provided to PPD by VS.  Additionally, PPD shall assist VS, at the sole cost and expense of VS, in obtaining or extending protection therefor.

11.          Termination.  Either party may terminate this Agreement, without cause, upon ninety (90) days prior written notice to the other party, provided, however, that all outstanding Work Orders shall continue to be governed by the terms and conditions hereof.  Either party may terminate this Agreement, or a relevant Work Order, immediately, upon the occurrence of any of the following for cause events:  (a) either party’s material breach of the commitments set forth in Section 3; (b) either party commences a voluntary proceeding under any bankruptcy, insolvency or other similar law or an involuntary case or proceeding is commenced against a party under any bankruptcy, insolvency or other similar law; (c) significant audit findings are identified by the other party, a Sponsor, or an applicable regulatory authority; or (d) significant operational deficiencies that are not resolved in accordance with the Steering Committee determinations following escalation.  PPD shall further be permitted to terminate this Agreement or a relevant Work Order, immediately, for cause, upon the occurrence of any of the following: (a) VS’s failure to meet the agreed upon timelines, provided that such failure is due to circumstances within VS’s reasonable control; (b) VS’s failure to provide pricing which is reasonably competitive; (c) a change of ownership equal to fifty percent (50%) or more in the outstanding voting securities of VS; (d) the acquisition of a number of VS’s outstanding voting securities by a PPD Competitor that would require disclosure by such PPD Competitor pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 (a “Significant Ownership Position”); (e) a change in any VS Key Leadership Position.

In the event Sponsor, with or without cause, terminates, or requests that PPD terminate, VS’s involvement in a project, PPD shall have the right to immediately terminate the Work Order to which such project relates.  Additionally, in the event the services requested of PPD by Sponsor are cancelled or put on hold or the services agreement between PPD and Sponsor is terminated, PPD may terminate any relevant Work Order immediately upon notice to VS.  In the event any Work Order is terminated, PPD shall pay VS for all Services performed in accordance with the Work Order through the date of termination plus any agreed upon costs necessary to close-out the Work Order (which costs shall be documented in a Work Order amendment if not included in the Work Order) and any non-cancelable expenses incurred prior to the termination of such Work Order, provided VS makes all reasonable attempts to mitigate such non-cancelable expenses.

12.          Indemnification.  VS shall indemnify, defend and hold harmless PPD, its affiliates, directors, officers and employees thereof for any and all damages, costs, expenses and other liabilities, including reasonable attorney’s fees and court costs, incurred by any such party as a result of any claim, action or proceeding by a third party (a “Third Party Claim”) arising from VS’s negligence, intentional misconduct, or breach of this Agreement.

PPD shall indemnify, defend and hold harmless VS, its directors, officers and employees thereof for any and all damages, costs, expenses and other liabilities, including reasonable attorney’s fees and court costs, incurred by any such party as a result of any Third Party Claim arising from PPD’s negligence, intentional misconduct, or breach of this Agreement.

Either indemnified party shall give the indemnifying party prompt notice of any Third Party Claim for which indemnification is sought hereunder.  The indemnifying party shall have the right to control the defense and settlement of such Third Party Claim, provided the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the claim, and the indemnified party shall reasonably cooperate in the investigation, defense and settlement of such claim.  The indemnified party shall have the right to participate in, but not control, the defense and settlement of a claim and to employ separate legal counsel of its own choice; provided, however, that such employment shall be at the indemnified party’s own expense, unless (i) the employment thereof has been specifically authorized by the indemnifying party, or (ii) the indemnifying party has failed to assume the defense and employ counsel (in which case the indemnified party shall control the defense and settlement of such claim).

13.          Limitation of Liability.  EXCEPT WITH REGARD TO A PARTY’S BREACH OF SECTION 9, GROSS NEGLIGENCE, WILLFUL MISCONDUCT AND INDEMNIFICATION OBLIGATIONS RELATED TO THIRD PARTY CLAIMS PURSUANT TO SECTION 12, EACH PARTY'S ENTIRE LIABILITY UNDER THIS AGREEMENT  WILL IN NO EVENT EXCEED THREE TIMES (3X) THE TOTAL VALUE OF THE WORK ORDER UNDER WHICH THE CLAIM AROSE.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES OR FOR ANY DAMAGES ARISING OUT OF OR IN CONNECTION WITH ANY LOSS OF PROFIT, INTERRUPTION OF SERVICE OR LOSS OF BUSINESS OR ANTICIPATORY PROFITS, EVEN IF A PARTY OR ITS AFFILIATES HAVE BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING, IN EACH CASE ARISING IN CONNECTION WITH ANY DEFAULT OR BREACH OF OBLIGATIONS UNDER THIS AGREEMENT OR ANY ATTACHMENTS HERETO.

IN THE EVENT OF A BREACH OR DEFAULT BY VS UNDER THIS AGREEMENT OR ANY WORK ORDER, VS AGREES, AT PPD’S OPTION, TO EITHER REPEAT THE SERVICES AT ISSUE OR REFUND THE PORTION OF THE CONSIDERATION ATTRIBUTABLE THERETO.

THE WARRANTIES PROVIDED IN SECTION 8 AND ANY WORK ORDER ARE IN LIEU OF ALL OTHER CONDITIONS OR WARRANTIES, EXPRESS OR IMPLIED, WHETHER ARISING BY STATUTE, COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR PROFESSION OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE, AND ARE IN LIEU OF ALL OTHER OBLIGATIONS RELATING TO THE QUALITY OR ADEQUACY OF THE SERVICES IMPOSED BY LAW, ALL OF WHICH ARE EXPRESSLY DISCLAIMED TO THE EXTENT PERMITTED BY APPLICABLE LAW.

14.          Debarment.  VS hereby certifies that it has not been debarred, and has not been convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992.  If VS or any of its employees or agents who perform Services hereunder is debarred or receives notice of an action or threat of action of debarment, VS shall immediately notify PPD.

15.          Record Keeping and Audit. During the Term of this Agreement, VS shall maintain all materials and all other data obtained or generated by VS in the course of providing the Services hereunder, including all computerized records and files.  VS shall cooperate with any internal reviews or audits by PPD or Sponsor (or its and their representatives) and shall make available for examination and duplication, during normal business hours and at mutually agreeable times, all documentation, data and information relating to this Agreement or any Work Order.

Further, VS shall inform PPD within one (1) business day of being notified of an audit by any regulatory authority or by any Sponsor to the extent such audit relates to the Preferred Services, the Joint Solution or a Work Order hereunder.  PPD or its representatives shall be permitted to be present at and directly communicate with such regulatory authority or Sponsor representatives (as the case may be) concerning any matters related to the Preferred Services, the Joint Solution or a Work Order hereunder arising in connection with such audit.  To the extent permitted by the auditing entity, VS shall ensure that PPD is provided with copies of any written communications, reports and findings resulting from any inspection of VS by that regulatory authority or Sponsor to the extent related to the Preferred Services, the Joint Solution or a Work Order.  To the extent any such communications, reports or findings require action by VS, VS shall include with such copies its remedial plan of action, including timelines for completion of the same.  To the extent such remedial plan of action impacts the Preferred Services or Joint Solution, and, where applicable, to the extent permitted by the relevant regulatory authority, VS shall collaborate with PPD prior to developing or implementing any changes to the Preferred Services or Joint Solution as a result of the audit findings.

16.          Insurance.  VS represents and warrants that it has and will maintain during the Term of this Agreement and, additionally, where applicable, during the term of any active Work Order, and for a period of two (2) years following expiration or termination of either, insurance in the types and limits generally accepted in the industry.  Upon request, VS shall provide PPD with a copy of its certificate of insurance.

17.          Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions.

18.          Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.  Neither party shall have the right to assign this Agreement or any Work Order or to assign any rights thereunder without the prior written consent of the other party.  Notwithstanding the foregoing, PPD may assign a Work Order to an affiliate or to Sponsor upon written notice to VS.  In the event PPD assigns a Work Order to a Sponsor, VS agrees to release and forever discharge PPD from any and all claims that may arise out of the relevant Work Order after the effective date of such assignment.  Unless otherwise agreed in writing by VS, PPD shall not be released from any liability or obligation under this Agreement upon assignment of any Work Order to an affiliate of PPD.  VS may subcontract all or a portion of the Services to be provided hereunder in accordance with Section 7 above.  Any unauthorized attempt to assign or delegate any portion of this Agreement or any Work Order shall be void.

19.          Publicity.  Except as otherwise specifically set forth herein, neither party shall use the name, insignia, symbol, trademark, trade name, logo, logotype, or any abbreviation or adaptation thereof, of the other party or any affiliate of the other party, in any publication, press release, promotional material or other form of publicity, nor will either party use the same as verbal endorsement of its services, without the prior written approval of the other party in each instance.  Further, VS shall be similarly restricted as it pertains to Sponsor and any Sponsor affiliate.  The restrictions imposed by this Section shall not prohibit the parties from making any disclosure identifying the other party that is required by any applicable law, rule or regulation.  Additionally, following final execution of this Agreement, the parties acknowledge and agree that a joint press release statement regarding the parties’ preferred relationship and its impact on the parties’ ability to provide Services hereunder shall be prepared and mutually agreed upon prior to its release or use by either party.

20.          Force Majeure.  The parties shall be excused from performing their obligations under this Agreement if its performance is delayed or prevented by any event beyond such party’s reasonable control, including, but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, or power failure, provided that such performance shall be excused only to the extent of and during such disability.

21.          Covenant Not to Interfere.  Neither party will solicit for employment any employee of the other party during the active term of this Agreement and further, where applicable, the term of any active Work Order.  As used in this section “solicit” means the initiation by a party or its agent or representative of a contact with any of the other party’s then current employees who are performing services under this Agreement for the purpose of offering employment to such employees, but shall not include the circumstance where any such employee initiates a contact with the other party for the purpose of obtaining employment whether in response to a general advertisement of employment or where such contact is initiated by a third party who was not instructed to contact such employee by the hiring party.

22.          Miscellaneous.

a.           By agreeing to the terms and conditions of this Agreement and performing the Services for PPD, VS is representing that it is not in violation of any terms and conditions of any agreement with any other individual or entity.

b.           This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, whether written or oral.  This Agreement shall be construed according to its fair meaning and not strictly for or against any party.

c.           This Agreement may be modified only by a writing signed by the parties hereto.

d.           If any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law and the remainder of this Agreement shall remain in full force and effect.

e.           Waiver or forbearance by either party with respect to a breach of any provision of this Agreement or any applicable law shall not be deemed to constitute a waiver with respect to any subsequent breach of any provision hereof.

f.           Any notice required or permitted to be given hereunder by either party hereto shall be in writing and shall be deemed given on the date received if delivered personally, by recognized overnight courier, by facsimile or by electronic delivery, or five (5) days after the date postmarked if sent by registered or certified U.S. mail, return receipt requested postage prepaid, to the following address:

If to PPD:	PPD Development, LP
929 North Front Street
Wilmington, NC 28401
Telephone: (910) 251-0081
Facsimile: (910) 343-5920
Attn.: Chief Executive Officer
With a Copy to:  General Counsel

If to VS:	VirtualScopics, Inc.
500 Linden Oaks, Second Floor
Rochester, New York 14625
Telephone: (585) 249-6231
Facsimile: (585) 218-7350
Attn: Molly Henderson

Either party may change its notice address and contact person by giving notice of same in the manner herein provided.

g.           This Agreement may be executed in one or more counterparts, each of which for all purposes shall be deemed to be an original, and all of which when taken together shall constitute but one and the same instrument.  This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

23.          Survival.  The obligations of the parties contained in Sections 4 (provided that any payments due upon termination shall be governed in accordance with Section 11), 5, 9, 10, 12, 13, 15, 19 and 23 hereof and herein shall survive termination of this Agreement or any Work Order.

24.          Conflict.  Any and all Services provided during the Term of this Agreement, including all Services provided pursuant to a Work Order, shall be subject to the terms and conditions contained herein.  To the extent any terms contained in this Agreement conflict with a Work Order, the terms of this Agreement shall govern and control unless the Work Order specifically states otherwise.  To the extent any terms contained in this Agreement or a Work Order conflict with a Purchase Order, the terms of this Agreement shall govern and control first, followed by the terms of the applicable Work Order.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

VirtualScopics, Inc.

By:
Name: Molly J. Henderson
Title: Chief Business and Financial Officer,
Sr. Vice President

PPD Development, LP
By: PPD GP, LLC
Its General Partner

By:
Name:
Title:

[Signature Page to Strategic Alliance Agreement]

Exhibit A

Integration Services

[*** 2 pages omitted]

[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Exhibit B

[***] Pricing

[*** 3 pages omitted]

[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Exhibit C

Discounts and Bookings Thresholds

The percentage Discount applicable to Bookings in any given Measurement Period shall be determined in accordance with the discount structure set forth in the table below:

[*** .5 pages omitted]

[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.